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EXHIBIT 21

SUBSIDIARIES OF HAEMONETICS CORPORATION

Name	Jurisdiction of Incorporation
Haemonetics S.A.	Switzerland
Haemonetics IP HC Sarl	Switzerland
Haemonetics Scandinavia, AB	Sweden
Haemonetics GmbH	Germany
Haemonetics France S.A.R.L.	France
Haemonetics Limited	England
Haemonetics (U.K.) Limited	Scotland
Haemonetics Japan K.K.	Japan
Haemonetics Belgium N.V.	Belgium
Haemonetics B.V.	Netherlands
Haemonetics Italia S.R.L.	Italy
Haemonetics GesmbH	Austria
Haemonetics Asia Inc., with branch in Taiwan	Delaware
Haemonetics Hong Kong Ltd.	Hong Kong
Haemonetics CZ, s.p.o.l., S.r.o.	Czech Republic
Haemonetics Medical Devices(Shanghai)	People's Republic of
Trading Co. Ltd.	China
Transfusion Technologies Corporation	Delaware
5D Information Management, Inc.	Delaware
5D Information Management, Ltd.	Canada
Haemonetics Massachusetts Security Corp.	Massachusetts
Haemonetics Korea	Korea
Arryx, Inc.	Nevada
Haemoscope Corporation	Massachusetts

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  EXHIBIT 21